EXHIBIT I
CONSENT OF STIKEMAN ELLIOTT LLP
CONSENT
     We hereby consent to the use of our name in the second paragraph under the heading “Tax Matters — Canadian Federal Income Tax Consequences” and in the first and second paragraphs under the heading “Legal Opinions” in the prospectus supplement dated January 6, 2010 to the prospectus dated December 24, 2008 issued pursuant to registration statement no. 333-156346 of Canada.

/s/ Stikeman Elliott LLP
Stikeman Elliott LLP

January 12, 2010